EXHIBIT 99(C)(4)

                                                 ***                          ***               IMPLIED TRACKER OFFER
                                        ----------------------     -----------------------     ------------------------
                                          CURRENT PROPOSAL             AT HIGHER EBITDA            AT HIGHER EBITDA
                                        ----------------------     -----------------------     ------------------------
EBITDA                                   $2,200        $2,200        $2,400        $2,400         $2,400        $2,400
  Implied Multiple                         4.1x          5.5x          4.1x          5.5x           5.7x          5.9x

VALUATION                                $9,000       $12,000        $9,818       $13,091        $13,750       $14,180
  Less:  Debt                             2,300         2,300         2,300         2,300          2,300         2,300
  Less:  Sub. Debt (1)                    1,300         1,300         1,300         1,300          1,300         1,300
                                        --------  ------------     ---------   -----------     ----------   -----------
Consider. Avail. For  Pref. & Common      5,400         8,400         6,218         9,491         10,150        10,580
  Less:  Preferred (2)                    8,000         8,000         8,000         8,000          8,000         8,000
                                        --------  ------------     ---------   -----------     ----------   -----------
CONSIDERATION TO COMMON                 ($2,600)         $400       ($1,782)       $1,491         $2,150        $2,580
COMMON PER SHARE                         ($0.60)        $0.09        ($0.41)        $0.35          $0.50         $0.60


          NECESSARY TRACKER CONVERSION ADJUSTMENT TO EQUATE OFFERS (3)
          ------------------------------------------------------------

                                                ***                              ***
                                        -----------------------       -------------------------
                                           CURRENT PROPOSAL                AT HIGHER EBITDA
                                        -----------------------       -------------------------
Consider. Avail. For  Pref. & Common      $5,400        $8,400            $6,218        $9,491
IMPLIED CONVERSION RATE FOR TRACKER        $1.45         $0.73             $1.14         $0.62

SHARE CALCUATION:
Common Shares                              4,300         4,300             4,300         4,300
Tracker Shares                             5,511        10,972             6,997        12,970
                                        ---------  ------------       -----------   -----------
TOTAL DILUTED SHARES                       9,811        15,272            11,297        17,270

PER SHARE VALUE                            $0.55         $0.55             $0.55         $0.55

Consideration to Tracker                  $3,033        $6,035            $3,851        $7,128
Consideration to Common                   $2,367        $2,365            $2,367        $2,363

----------
(1) To equate the offers, we assumed that Sub. Debt was paid off or deducted from *** valuation.
(2)   At full value for Tracker assuming that Tracker receives $8 million.
(3) Calculation to determine the share conversion that Tracker would have to accept to equate the offers at Tracker's midpoint.

***   Confidential Treatment Registered.